Exhibit 10.4

July 21, 2009

Mr. Theodore Venners
1225 17th Street, Suite 1300
Denver, CO 80202

Re:  Transition Agreement

Dear Mr. Venners:

This agreement and the attachments hereto (“Transition Agreement”) sets forth the agreement between you and Evergreen Energy Inc. and its subsidiaries (“Evergreen”) to effect an orderly, efficient and effective procedure for implementing your transition from all officer positions and board seat(s) of Evergreen to a position of Senior Advisor to the CEO.  The parties therefore agree as follows:

1.
If required by the SEC, you and Evergreen shall coordinate the preparation and release of an announcement pertaining to this Transition Agreement..  The announcement shall include a statement, that during the period covered by the Transition Agreement (the “Transition Period”), you will be assisting with the proper, smooth and seamless transition of various C-Lock Technology, Inc. projects to others within the C-Lock organization.  The announcement shall include a quote in which you, as Founder of Evergreen and as a major shareholder, state your confidence, support and commitment to the Evergreen team and its success.  During the Transition Period, you will conduct your performance and relationships in and out of the company in conformity with the announcement.

2.
The Transition Period shall be for term of nine (9) months, commencing as of July 1, 2009 (the “Effective Date”) and, during the Transition Period, you will be expected to work between sixty (60) and ninety (90) hours per month.  You or your designee shall be paid at the rate of $22,500 per month.

3.
During the Transition Period you will report to and take direction from Evergreen’s CEO and work closely with him to insure effective coordination between your activities and the Evergreen business plan.  The projects on which you will work will be as directed, altered or changed by Evergreen’s CEO.  To provide management updates on your assigned projects, you are expected to initiate and participate in a minimum of one telephone call with Evergreen’s CEO or his designee every week during the Transition Period.

4.
During the Transition Period, Evergreen will not furnish or maintain a regular office for your use.  All of your services will be performed outside of Evergreen’s offices except when you are in Denver, during which time Evergreen will make reasonable

Evergreen Energy Inc. │ 1225 Seventeenth Street │ Suite 1300 │ Denver, Colorado 80202 │ Tel: (303) 293-2992 │ Fax: (303) 293-8430

efforts to provide temporary office space for your use in performing the transition work contemplated by this Agreement.

5.
During the Transition Period, Evergreen will provide you with reasonable administrative and technical support, using Evergreen employees or others designated by Evergreen’s CEO, for the Evergreen projects on which you will be working.

6.
Evergreen will provide and pay for your personal health insurance until you reach the age of 65.  Evergreen will provide and you will pay for personal health insurance for your wife, Lori, unless you can obtain alternative coverage for Lori.

7.
You will retain your ownership of 4,000 shares of C-Lock Technology, Inc.; provided however, that you agree to convert your ownership to shares of Evergreen stock if and when, and on the same terms as an exchange of shares negotiated and consummated by Vince Cook and Jim Bitonti.

8.
Upon execution of this Transition Agreement and its exhibits, you will be compensated thirty thousand dollars ($30,000) for your costs pertaining to the organization of Green Search, LLC and for your legal costs in the preparation of this Transition Agreement.

9.	You will execute the Non Solicitation and Non-Compete Agreement attached hereto as Exhibit A.

10.	The parties will execute the Severance Agreement, Waiver and Release attached hereto as Exhibit B.

11.	During the Transition Period, you may maintain and use as appropriate the title of “Founder of Evergreen”.

12.
At the request of Evergreen’s CEO, you agree to properly and appropriately introduce the CEO or others with whom you and the CEO mutually agree, to various key individuals with whom you have a relationship, including, but not limited to, Dean Gus Speth of Yale, WRI Chairman, EDF team, Governors Freudenthal and Perry, UN officials and numerous individuals in the legislative and executive branch of the federal government.

13.
The Employment Agreement between you and KFx Inc., (predecessor in name to Evergreen), dated December 21, 2005 (the “Employment Agreement”) is hereby terminated; provided however that: (a) the 600,000 shares of stock provided for in Section 3 of the Employment Agreement shall vest, at your election, at the end of the Transition Period, upon the sale by Evergreen of substantially all of the assets or all of the stock of Buckeye Industrial Mining Company, or upon the receipt by

Evergreen Energy Inc. │ 1225 Seventeenth Street │ Suite 1300 │ Denver, Colorado 80202 │ Tel: (303) 293-2992 │ Fax: (303) 293-8430

Evergreen of financing in excess of $30 million;  and (b) Section 3(g) pertaining to Tax Withholding shall survive the termination of the Employment Agreement as provided for herein.  All outstanding stock options which you own will immediately vest upon execution of this Transition Agreement.

14.	Administrative provisions include the following:

A.
Reimbursable Expenditures.  Subject to prior approval of expenses in excess of $2,000 by Evergreen’s CEO, you shall be reimbursed for the reasonable costs of travel, subsistence, lodging and out-of-pocket expenses (such as, but not limited to, long distance telephone calls, photocopying and the like).  Air travel shall be coach.  No other expense shall be reimbursable by Evergreen.

B.
Confidential Information.  All computer programs, drawings, designs, maps, plans, know how, patents, inventions, data, reports and other physical and intellectual property prepared by or on your behalf during the Transition Period shall be the sole property of Evergreen.  All property in your possession that is owned by Evergreen shall be delivered to Evergreen by you at the end of the Transition Period, and shall not be reprinted, distributed, published, or disclosed to third parties by you without the prior written consent of Evergreen’s CEO.  Unpublished information (graphic or verbal) concerning Evergreen for which you are aware, is disclosed to you by Evergreen or developed by you through performance of your work shall not be disclosed to third parties by you without the prior written consent of Evergreen’s CEO.  This provision shall survive termination of this Transition Agreement.

C.
Early Termination.  Evergreen may terminate this Transition Agreement upon ten (10) days written notice.  If Evergreen terminates this Transition Agreement prior to six (6) months after the Effective Date, you shall be paid for the entire period ending six (6) months after the Effective Date.

D.	Inspection of Work. You shall permit Evergreen’s CEO or his designee to inspect your work product, or any part thereof, and request periodic reports as the same progresses.

E.	Record Keeping. You shall maintain accurate and complete records in connection with the performance of the assignments on which you are working.

F.
Controlling Law.  This Transition Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado except those addressing conflicts of law.  Each party hereby consents and agrees that any claims or disputes between the parties hereto arising out of or related to this Transition Agreement shall be brought and maintained in any federal or state court of competent jurisdiction sitting in Denver County, State of Colorado.

Evergreen Energy Inc. │ 1225 Seventeenth Street │ Suite 1300 │ Denver, Colorado 80202 │ Tel: (303) 293-2992 │ Fax: (303) 293-8430

G.
Sole Agreement.  This Transition Agreement and the Exhibits contains and sets forth the entire agreement between you and Evergreen with respect to your retirement from Evergreen, all previous agreements (including the Employment Agreement) being expressly superseded and replaced by this Letter Agreement.  No modification, alteration, or extension of this Letter Agreement shall be effective unless in writing executed by the parties.

H.
Counterparts; Facsimile.  This Letter Agreement may be signed in counterparts, and it shall be as effective when counterparts have been executed by the Parties as if each party had signed the same counterpart.   This Agreement may be delivered by facsimile.

To signify your approval of this Transition Agreement and all of the terms and conditions, please execute and return one copy of this Transition Agreement and Exhibits A and B to the undersigned.

Very truly yours,

Evergreen Energy Inc.

By: /s/ Thomas H. Stoner, Jr.
Thomas H. Stoner, Jr.
President & CEO

Accepted and approved this 22 day of July, 2009

/s/ Theodore Venners
Theodore Venners

Evergreen Energy Inc. │ 1225 Seventeenth Street │ Suite 1300 │ Denver, Colorado 80202 │ Tel: (303) 293-2992 │ Fax: (303) 293-8430

Exhibit A
To
Transition Agreement
Dated Effective July 1, 2009

NON-SOLICITATION AND NON-COMPETITION AGREEMENT

In exchange for one dollar and other good and valuable consideration, the receipt and sufficiency of which I now acknowledge, I agree that:

1.           I have or will obtain in the course of my employment and the Transition Period confidential information about, personal knowledge of, and influence over Customers (as defined in section 10 below) and Prospective Customers (as defined in section 10 below) of Evergreen Energy Inc. and it subsidiaries (“Evergreen”). For this reason, I covenant with Evergreen in the terms set out in sections 2 to 5 inclusive below.

2.           I will not, during the course of the Transition Period (regardless of whether I am required to attend work or not), make any contact, whether formal or informal, written or oral, with any of Evergreen’s past or current Customers or Prospective Customers with whom I have or had dealings pursuant to my employment or consulting with Evergreen for any purpose other than furthering Evergreen’s legitimate business interests. Without limiting the generality of the preceding restriction, I expressly agree and acknowledge that it shall be a breach of this section (2) if I make any such unauthorized contact in connection with or concerning my intention to set up or to seek or take employment with a Competing Business.

3.           I will not directly or indirectly, during the course of the Transition Period (regardless of whether I am required to attend work or not) either on my own behalf or on behalf of any other person, firm, or company:

a)           solicit or seek orders for business from any Customer or Prospective Customer; or

b)           solicit or endeavour to entice away from or discourage from being employed by Evergreen any person who, to my knowledge, is an employee or a prospective employee of Evergreen nor will I employ or offer employment to or procure the making of an offer of employment to any such employee on my own or on any third party’s account.

4.           For a period of three (3) months after the expiration of the Transition Period (or for such period thereafter that I am performing services for Evergreen pursuant to a consulting or similar agreement), I will not, without the consent in writing of the CEO of Evergreen, in connection with the carrying on of any business related to or similar to Evergreen’s business,

Evergreen Energy Inc. │ 1225 Seventeenth Street │ Suite 1300 │ Denver, Colorado 80202 │ Tel: (303) 293-2992 │ Fax: (303) 293-8430

whether on my own behalf or on behalf of any other person, firm, or company, either alone or jointly with any other person, firm, or company, do any of the following:

a)           directly or indirectly solicit or seek to procure orders for business from any person, firm, or company who or which was during the three (3) month period immediately before the expiration of the Transition Period:

i)           a Customer with whom, in the course of  my employment, I had dealings (other than minimal dealings) during the three (3) month period immediately before the expiration of the Transition Period; or

ii)           a Prospective Customer with whom in the course of my employment, I had dealings (other than minimal dealings) during the three (3) month period immediately before the expiration of the Transition Period;

b)           directly or indirectly do business with or for any such person, firm or company as is referred to in sections 4 a) i) and ii) above; or

c)           interfere with or attempt to interfere with the business relations of Evergreen with any of Evergreen’s Customers or Prospective Customers with whom or which I had dealings (other than minimal dealings) during the three (3) month period immediately before the expiration of the Transition Period.

5.           Nothing in section 4 above shall be construed as prohibiting me from seeking, procuring, or transacting business which is not a Competing Business.

6.           I undertake that I will not at any time during the three (3) month period immediately after the expiration of the Transition Period (or for such period thereafter that I am performing services for Evergreen pursuant to a consulting or similar agreement), directly or indirectly on my own behalf or on behalf of any third party, knowingly offer employment to or seek to procure an offer of employment for any of Evergreen’s employees with whom I had dealings (other than minimal dealings) during the three (3) month period immediately before the expiration of the Transition Period.

7.           I will not at any time directly or indirectly entice or endeavour to entice any person to breach the terms, whether written, verbal or customary, of his or her employment with Evergreen.

8.           The restrictions set out above in sections 2 to 7 inclusive shall survive the expiration of the Transition Period.

9.           The restrictions set out above in sections 2 to 7 inclusive do not exceed what is reasonable and necessary in all of the circumstances to preserve and protect Evergreen’s

Evergreen Energy Inc. │ 1225 Seventeenth Street │ Suite 1300 │ Denver, Colorado 80202 │ Tel: (303) 293-2992 │ Fax: (303) 293-8430

legitimate interests and its connections with Customers and Prospective Customers for whom or which I will have become a key business contact as a result of my employment with Evergreen. Should any of the restrictions set out above in sections 2 to 7 inclusive prove to be unenforceable for any reason, it is hereby agreed and declared that each of the restrictions is separate and distinct and shall be construed and applied separately from every other of the restrictions. Further, if any of the restrictions is found by a court of competent jurisdiction to be invalid because it exceeds what is reasonable and necessary in all of the circumstances to preserve and protect Evergreen’s legitimate interests and its connections with Customers and Prospective Customers but the restriction in question would be valid if some part were deleted or amended, the restriction in question shall apply with such deletions or amendments or both as may be necessary to make it valid.

10.           For purposes of this Agreement, the following terms shall have the following meanings:

a)           “Competing Business” means any business which competes with a business carried on by Evergreen at the expiration of the Transition Period provided that I was involved in the business in question (other than minimal dealings) at any time within the three (3) month period immediately before that date;
b)           “Customer” means any person, firm, or company to or for whom or which Evergreen provides services in the course of its business;
c)           “Prospective Customer” means any person, firm, or company to or for whom or which Evergreen has been in negotiations with a view to providing services to or for such person, firm, or company, always provided that such person, firm, or company shall not be a Prospective Customer if any such person, firm, or company has informed Evergreen that he or she or it does not want Evergreen to provide the services which have been the subject of such negotiations or has appointed another person, firm, or company to provide such services; and

11.           This Agreement may be signed in counterparts, and it shall be as effective when counterparts have been executed by the Parties as if each party had signed the same counterpart.   This Agreement may be delivered by facsimile or PDF.

Executed this 22 day of July, 2009.

THEODORE VENNERS

/s/ Theodore Venners

Evergreen Energy Inc. │ 1225 Seventeenth Street │ Suite 1300 │ Denver, Colorado 80202 │ Tel: (303) 293-2992 │ Fax: (303) 293-8430

Accepted and approved this 22 day of July, 2009

EVERGREEN ENERGY INC.

By: /s/ Tom Stoner
Tom Stoner
President & CEO

Evergreen Energy Inc. │ 1225 Seventeenth Street │ Suite 1300 │ Denver, Colorado 80202 │ Tel: (303) 293-2992 │ Fax: (303) 293-8430

Exhibit B
To
Transition Agreement
Dated effective July 1, 2009

SEVERANCE AGREEMENT, WAIVER AND RELEASE

This Severance Agreement, Waiver and Release (the “Agreement”) is entered into between Evergreen Energy Inc. (the “Company”), and Theodore Venners (the “Employee”).  The “Effective Date” of this Agreement is as defined below in Paragraph 7.

In consideration of the conditions, covenants and agreements set forth below, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Employee (collectively called the “Parties”) agree as follows:

      1.          The Employee was the Founder of the Company and has been employed by the Company since its founding until his separation from employment at the termination of the Transition Agreement to which this Agreement is attached.  The purpose of this Agreement is to settle all issues relating to his employment and separation from employment.

      2.          The Company and the Employee, each without admitting any liability or wrongdoing, desire to resolve amicably, and in the spirit of compromise, all issues and differences between them in accordance with and in consideration of the terms of this Agreement.

      3.          The Employee understands and acknowledges that whether or not he signs this agreement, he is entitled to any earned but unpaid salary through July 1, 2009, commissions, vacation pay, paid time off, expenses, or other amounts to which the Employee already is entitled in accordance with the terms of the Company’s established policy.

4.          Further Payment.  Pursuant to the Transition Agreement to, Company agrees to pay the Employee as set forth therein

5.        Mutual Waiver and Release of Claims. In exchange for this Agreement and in consideration of the payments and other benefit provided in the Transition Agreement, which is in addition to anything of value to which the Employee already is entitled, the Employee hereby irrevocably and unconditionally releases and forever discharges the Company and its officers, members, agents, directors, shareholders, supervisors, employees, representatives, affiliates, and their successors and assigns, and all persons acting by, through, under, or in concert with any of them, from any and all charges, complaints, demands, damages, costs, expenses, causes of action, action, rights, benefits, complaints, claims and liabilities of any kind or nature

Evergreen Energy Inc. │ 1225 Seventeenth Street │ Suite 1300 │ Denver, Colorado 80202 │ Tel: (303) 293-2992 │ Fax: (303) 293-8430

whatsoever, known or unknown, suspected or unsuspected, certain or contingent, which the Employee at any time had or claimed to have regarding events that occurred up to and including the Effective Date of this Agreement, including but not limited to any and all such claims arising out of, related to, or in any manner incidental to the Employee’s employment with the Company or his separation from employment.

          Similarly, in consideration of the rights and obligations created by this Agreement, the Company, and its officers, members, agents, directors, shareholders, supervisors, employees, representatives, affiliates, and their successors and assigns, and all persons acting by, through, under, or in concert with the Company, hereby irrevocably and unconditionally release and forever discharge the Employee and his heirs, successors, and assigns from any and all charges, complaints, demands, damages, costs, expenses, causes of action, action, rights, benefits, complaints, claims and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected, certain or contingent, which the Company at any time had or claimed to have regarding events that occurred up to and including the Effective Date of this Agreement.

6.           Specific Claims Released.  This release includes, but is not limited to, all claims arising under any federal, state or municipal law, including the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, Equal Pay Act, Fair Labor Standards Act, Family and Medical Leave Act, Age Discrimination in Employment Act, National Labor Relations Act, Occupational Safety and Health Act, Employee Retirement Income Security Act (except as specified below in this section), Colorado Wage Claim Act, the Colorado Anti-Discrimination Act, and other statutes and the common law of the state of Colorado, including claims for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, and defamation or injuries incurred on the job or upon separation from employment.  The Parties understand and agree that they are waiving and releasing any and all claims that they now have or might claim to have against each other based on events up to the Effective Date of this Agreement, regardless of their nature or origin, and the fact that such claim is not listed above does not mean it is not included in this release.

This release does not preclude an action by either party to enforce the specific terms of this Agreement or the Transition Agreement. It does not preclude workers’ compensation claims, if any, that have already been filed or that pertain to on-the-job injuries that have already been reported.  This release does not preclude claims for benefits in which the Employee has become vested under the Employee Retirement Income Security Act.

7.           ADEA Release; Effective Date.  The Employee acknowledges, understands, and agrees as follows:

a.           He has carefully read and fully understands all of the provisions of this Agreement, including the release provisions.

Evergreen Energy Inc. │ 1225 Seventeenth Street │ Suite 1300 │ Denver, Colorado 80202 │ Tel: (303) 293-2992 │ Fax: (303) 293-8430

b.           He knowingly and voluntarily agrees to all of the terms set forth in this Agreement, and he intends to be legally bound by them.

c.           Through this Agreement, he is releasing the Company from any and all claims, including claims under the Age Discrimination in Employment Act (ADEA) and all other claims described above in Paragraphs 5 and 6 that he may have against the Company and the other persons described above.

d.           He understands that rights or claims under the ADEA that may arise after the Effective Date of this Agreement are not waived.

e.           He has been advised to, and has had the opportunity to, consult with an attorney before executing this Agreement.

f.           By receiving the Severance Payment specified in this Agreement, he is receiving valuable consideration in addition to anything to which he already is entitled.

g.           He has been given the opportunity to have up to twenty-one (21) days in which to consider this Agreement before signing it, and if he chooses to sign it before the 21-day period has expired, he does so knowingly, voluntarily, and without any compulsion from the Company or anyone else.

h.           He has seven (7) days after signing this Agreement to revoke it.  This Agreement will become effective as to both Parties upon the expiration of the seven-day revocation period (the “Effective Date”), if the Employee has not revoked this Agreement.  To be effective, revocation must be in writing and received by William G. Laughlin, General Counsel of the Company, within the seven-day period.  The notice of revocation must be sent or delivered by letter or transmitted via facsimile to Mr. Laughlin at the Company’s office in Denver, Colorado, and must be received by him within the specified period.

8.           Covenant Not to Sue.  The Parties expressly covenant and agree never to institute or participate in any suit or action, at law or in equity, arbitration, administrative proceeding, or other proceeding, against each other by reason of the claims released in this Agreement.  This covenant and agreement specifically includes, without limitation, administrative actions, arbitrations, actions in court of law and equity, class actions, and any type of action or proceeding that may be filed in the future, but does not include an action or claim to enforce the rights and obligations created by this Agreement.

9.           Non-Disparagement.  The Employee agrees that he will not make any negative, disparaging, derogatory, or adverse statements, remarks, comments, or other communications, in any form or format, to any third party regarding the Company; any of its officers, directors, employees, or agents; or any of its products.  The Company agrees that its officers, directors, and agents will not make any negative, disparaging, derogatory, or adverse statements, remarks,

Evergreen Energy Inc. │ 1225 Seventeenth Street │ Suite 1300 │ Denver, Colorado 80202 │ Tel: (303) 293-2992 │ Fax: (303) 293-8430

comments, or other communications, in any form or format, to any third party regarding the Employee.

10.           Non-Disclosure.  The Employee agrees to keep the circumstances regarding the negotiations, existence, conditions, and terms of this Agreement strictly confidential.  The Employee agrees that he will not disclose any of these items to any person, including but not limited to any former, current, or prospective employee of the Company, with the exceptions that the Employee may disclose the terms of this Agreement to his financial advisor, attorney(s), accountant, family, or by order of, or in response to inquiry by, a court of law or administrative agency.  It is further agreed that if the Employee discloses the terms of this Agreement to any family member, the Employee will be responsible for any breach of this Agreement by that family member.  It is expressly agreed that this Non-Disclosure provision is an essential and material provision of this Agreement.

11.           Confidential Information.  The Employee agrees that he will not at any time, during or after the termination of his/her employment, reveal, divulge, or make known to any person any confidential or proprietary information (“Confidential Information”) that was made known to him as a result of his employment with the Company.  “Confidential Information” shall mean any trade secret or information of a secret, proprietary, or confidential nature to the Company and its business operations that the Employee acquired during and as a result of his employment, including but not limited to all methods, processes, products, techniques, know-how, marketing strategies and plans, data, financial statements and projections, business plans, inventions, improvements, or discoveries (whether or not patentable or copyrightable), price lists, forecasts, customer lists, customer files, and customer requirements, unless such information is in the public domain to such an extent as to be readily available to competitors.  This section shall survive the termination of this Agreement.

12.           Breach of Provisions by Employee.  The Employee and the Company enter into this Agreement with the understanding that all of the terms and provisions of this Agreement, including but not limited to Paragraphs 5 through 11 inclusive, are material and important terms of this Agreement, and that the amount of the Severance Payment made to the Employee has been based in part on the value to the Company of these provisions.  In the event that the Employee breaches any of the provisions of Paragraphs 5 through 11, the Company, in addition to all remedies available to it at law and equity, shall be released from its obligation to make any further payments or installments of the Severance Payment.  However, in such event, the Employee’s covenants and obligations in this Agreement shall remain in full force and effect.  Further, the Employee agrees and acknowledges that any violation by him/her of Paragraphs 5 through 11 will result in irreparable damage to the Company and, therefore, the Company may obtain injunctive or other equitable relief for any breach or threatened breach of these Paragraphs, in addition to any other remedies available to the Company.

13.           Non-Admission of Liability.  This Agreement is not, and shall not be construed as, an admission by either party of any wrongdoing or liability, or as an admission by either party

Evergreen Energy Inc. │ 1225 Seventeenth Street │ Suite 1300 │ Denver, Colorado 80202 │ Tel: (303) 293-2992 │ Fax: (303) 293-8430

of any violation of the rights of any person, or of any violation of any order, law, statute, duty, or contract.

14.           Intentionally left blank

15.           Intentionally left blank

16.           Personnel File and Release of Information.  The Parties agree that a copy of this Agreement shall be maintained in the Employee’s personnel file, and that the Company shall respond to any inquiries concerning his employment by providing a neutral reference verifying only his position, dates of employment, final salary rate and that his position at the Company had been eliminated.

17.           Unemployment Claims. The Company agrees not to contest any claim for unemployment benefits made by the employee to the State of Colorado and agrees that a claim for unemployment benefits would not violate the release provisions of Paragraphs 5 through 8.  The parties understand that despite the Non-Disclosure provisions of Paragraph 11 of this Agreement, the Employee may provide, or may be required by the unemployment agency to provide, information regarding the existence and amount of the Severance Payment provisions of this Agreement in connection with his claim for unemployment benefits.

18.           Authority and Non-Assignment.  The Parties represent and warrant that they have full authority to enter into this Agreement and that they have not assigned or otherwise transferred, to any other person or entity, any interest in any claim, demand, action and/or cause of action that they have, may have, or may claim to have against each other.

19.           Accord and Satisfaction.  The Parties expressly acknowledge that the Further Payment made pursuant to Paragraph 4 and the promises made herein constitute a full accord and satisfaction of any and all claims between the Parties.

20.           Warranties and Acknowledgments.  The Parties expressly warrant and represent to each other the following:  (a) that no promise or inducement has been offered except as expressly provided in this Agreement; (b) that this Agreement is not in violation of or in conflict with any other agreement of the Parties; and (c) that the Parties have had the opportunity to resolve all questions concerning the meaning, legal nature, and binding effect of this Agreement with counsel of their choosing.

21.           Cooperation with the Company.  The Employee agrees to make himself available at reasonable times by telephone or otherwise to assist the management of the Company in connection with their requests, investigations, or inquiries concerning events or matters relevant to the period of time the Employee was with the Company and related to the scope of his duties.  Employee shall be entitled to reimbursement of reasonable expenses incurred in connection with such assistance and, should such assistance be required following the expiration of the Transition

Evergreen Energy Inc. │ 1225 Seventeenth Street │ Suite 1300 │ Denver, Colorado 80202 │ Tel: (303) 293-2992 │ Fax: (303) 293-8430

Period, a reasonable hourly consulting fee for Employee’s time spent in excess of two hours per month rendering such assistance  The Employee shall fully cooperate with the Company in the defense or prosecution of any claims or demands related to the period of time he was with the Company.  This cooperation would include voluntarily submitting to interviews, providing information, or appearing in court or discovery proceedings as requested by attorneys or other authorized representatives of the Company.   Employee shall be entitled to reimbursement of expenses but no other compensation in connection with appearances in court or to otherwise provide testimony.

22.           Miscellaneous.

a.           Successors and Assigns.  This Agreement shall be binding in all respects upon, and shall inure to the benefit of, the heirs, successors, and assigns of the Parties.

b.           Severability.  In the event that a court of competent jurisdiction enters a final judgment holding invalid any material provision of this Agreement, the remainder of this Agreement shall be fully enforceable.

c.           Integration.  This Agreement constitutes the entire agreement of the Parties and a complete merger of prior negotiations and agreements with respect to the matters set forth herein. This Agreement shall not be modified except in writing signed by the Parties or their authorized representatives.

d.           Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except in a written document signed by the party charged with the waiver or estoppel.  No written waiver shall be deemed a continuing waiver unless specifically stated herein, and the written waiver shall operate only as to the specific term or condition waived.

e.           Mistake.  The Company and the Employee each forever waive all rights to assert that this Agreement, or any provision of it, was the result of a mistake in law or in fact. Further, they forever waive all rights to assert that any or all of the legal theories or factual assumptions used for negotiating purposes are for any reason inaccurate or inappropriate, or that this Agreement is incomplete or otherwise unenforceable, in any respect.

f.           Fees and Costs.  In any action to enforce, interpret, or seek damages for violation of this Agreement, the prevailing party shall recover all reasonable attorney fees, litigation expenses, and court costs.

g.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado and, where applicable, of the United States.

Evergreen Energy Inc. │ 1225 Seventeenth Street │ Suite 1300 │ Denver, Colorado 80202 │ Tel: (303) 293-2992 │ Fax: (303) 293-8430

h.           Priority of Documents.  If there is any conflict between this Agreement and the Transition Agreement to which this Agreement is an Exhibit, the Transition Agreement shall prevail.

i.           Counterparts; Facsimile.  This Agreement may be signed in counterparts, and it shall be as effective when counterparts have been executed by the Parties as if each party had signed the same counterpart.   This Agreement may be delivered by facsimile.

Theodore Venners /s/ Theodore Venners Dated: July 22, 2009	Evergreen Energy Inc. By: /s/ Thomas H. Stoner, Jr. Thomas H. Stoner, Jr. President & CEO Dated: July 22, 2009

Evergreen Energy Inc. │ 1225 Seventeenth Street │ Suite 1300 │ Denver, Colorado 80202 │ Tel: (303) 293-2992 │ Fax: (303) 293-8430